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                   EXHIBIT 21--SUBSIDIARIES OF THE REGISTRANT


                           SCT Software & Resource Management Corporation

                           Campus Pipeline, Inc.

                           SCT Financial Corporation

                           SCT Property, Inc.

                           Systems & Computer Technology Limited

                           SCT Technologies (Canada) Inc.

                           SCT Software Solutions (India) Private, Ltd